FOURTH ADDENDUM TO A LETTER OF INTENT OF MAY 12, 2014

AGREEMENT BETWEEN:	ECOLOGICAL RECYCLING CG INC.

AND

ECOLOMONDO CORPORATION INC.

Ecological Recycling CG Inc. and Ecolomondo Corporation Inc. (“the Parties”) agreed to enter into a joint venture for the acquisition and operation of a thermal decomposition plant in Hawkesbury (Ontario), Canada, pursuant to the Letter Of Intent signed by the Parties on May 12, 2014.

In said Letter Of Intent, second paragraph of page 1, the Parties “agree that the Turnkey Agreement must be executed and delivered by the Parties thereto no later than November 12, 2014 (the “Closing Date”); or this LOI will terminate in accordance with Article 11 hereof.”

Article 11 is written as follows: “Termination. This LOI will terminate on November 12, 2014 unless a Turnkey Agreement is signed by the Parties and a corresponding Notice to Proceed is issued to Ecolomondo. This date may be extended by mutual written agreement of the Parties.”

Ecological Recycling CG Inc. and Ecolomonodo Corporation Inc. successively agreed to extend the termination date to May 12, 2015 and to November 12, 2015, in a second and third addendum to the LOI.

In conformity with Article 11, and with clear understanding by the Parties, Ecological Recycling CG Inc. and Ecolomondo Corporation Inc. agree to extend the termination date of November 12, 2015 to May 12, 2016.

The termination date will automatically extend for additional periods of 6 months after May 12, 2016, unless a written notice is sent by one Party to the other Party at least 30 days prior to the termination date.

Signed in Montreal, this 27th day of October, 2015:

Ecolomondo Corporation Inc.	Ecological Recycling CG Inc.

Elio Sorella	Clément Gilbert